Exhibit 5.3

[Letterhead of Perez Alati, Grondona, Benites, Arntsen & Martinez de Hoz]

June 4, 2013

Navios South American Logistics Inc.

Aguada Park Free Zone

Paraguay 2141, Of. 1603

Montevideo, Uruguay

Ladies and Gentlemen:

We have acted as special Argentine counsel for Compañía Naviera Horamar S.A., Thalassa Energy S.A. and Merco Parana S.A. (the “Covered Guarantors”) in connection with the offer by Navios South American Logistics Inc., a Marshall Islands corporation (the “Company”), and Navios Logistics Finance (US) Inc., a Delaware corporation (“Navios Finance” and, together with the Company, the “Co-Issuers”), to exchange up to $90,000,000 in aggregate principal amount of the Co-Issuers’ new 9 1/4% Senior Notes due 2019 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the “Registration Statement”) for a like principal amount of its 9  1/4% Senior Notes due 2019 (the “Outstanding Notes”). The Outstanding Notes and the Exchange Notes are collectively referred to herein as the “Notes.”

In such capacity, we have examined (i) the Indenture dated April 12, 2011 together with the First Supplemental Indenture dated April 28, 2011, the Second Supplemental Indenture dated July 26, 2011, the Third Supplemental Indenture dated December 19, 2012, the Fourth Supplemental Indenture dated March 12, 2013 and the Fifth Supplemental Indenture dated April 19, 2013 among the Co-Issuers, the Guarantors listed therein and Wells Fargo Bank, N.A., as Trustee with respect to the 9 1/4% Senior Notes due 2019 (the “Indenture”), (ii) the Notes and (iii) the Guarantees (as defined in the Indenture) (hereinafter collectively referred to as the “Note Documents”). We have also examined originals or copies certified or otherwise identified to our satisfaction, of such certificates of public officials, corporate records, documents and of such other certificates, instruments and documents and have made such additional examinations as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

In such examination, we have assumed without conducting any independent investigation or verification of any kind, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and that all documents we have examined have been duly authorized, executed and delivered by or on behalf of each party thereto (except for the Covered Guarantors) in the manner contemplated therein under all applicable laws and that each such party (except for the Covered Guarantors) has full power, authority and legal right to enter into such agreement or to issue such instrument, and to perform its obligations thereunder. Besides, we have assumed that the Note Documents constitute the legal, valid and binding agreement and obligation of the parties thereto under the law of the State of New York, enforceable in accordance with their terms. In addition, we have assumed that the execution by each Covered Guarantor of the Note Documents and the performance thereby of all and any of its obligations under the Note Documents is in the best interest of such Covered Guarantor and that each Covered Guarantor has obtained or will obtain fair and adequate consideration for the granting of the Guarantees and the other Note Documents, as contemplated by the Board Resolution of Compañía Naviera Horamar S.A. dated April 4, 2011 and the Shareholders’ Meeting dated March 8, 2013, the Board Resolution of Thalassa Energy S.A. dated July 25, 2011 and the Shareholders’ Meeting dated March 8, 2013 and the Board Resolution of Merco Parana S.A. dated December 12, 2012 and the Shareholders’ Meeting dated March 8, 2013.

Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1. Each Covered Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of Argentina.

2. Each Covered Guarantor has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and to enter into and perform its obligations under the Note Documents to which it is a party.

3. Each Covered Guarantor has duly authorized, executed and delivered the Note Documents to which it is a party.

4. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency of Argentina is necessary or required by any Covered Guarantor in connection with the due execution, delivery and performance of the Note Documents to which it is a party.

5. The execution, delivery and performance by each Covered Guarantor of the Note Documents to which it is a party do not and will not result in any violation of the provisions of the charter or by-laws of each Covered Guarantor or any applicable Argentine law, statute, rule, regulation, judgment, order, writ or decree, known to us, of any Argentine government, government instrumentality or court.

The foregoing opinion is subject to the following qualifications:

(a) Nothing herein is to be taken as an indication that the remedy of an order for specific performance or the issue of an injunction would be available in a court in Argentina, in that such remedies are available only at the discretion of the courts.

(b) Argentine courts will not apply any provision of foreign laws that are contrary to Argentine public policy.

(c) Any provisions of any agreement or document governed under foreign laws, but which are not legal, valid and binding under such foreign laws, will not be enforceable under the Argentine laws.

(d) Enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization and other laws of general application relating to or affecting the rights of creditors as well as by general principles of law regarding fairness and equitable exercise of rights (including without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and to general principles of equity.

(e) In the case of bankruptcy declared against any Covered Guarantor in Argentina, certain unsecured creditors (including without limitation, certain creditors of the bankrupt estate and creditors under and in connection with deposits, taxes, court-related expenses, salaries and social security charges) are granted a preferential treatment over the unsecured creditors; in addition, in the case of a bankruptcy declared against any Covered Guarantor in Argentina, the allowance of unsecured and certain secured creditors whose claims are payable outside Argentina and which do not belong to a foreign bankruptcy proceeding is conditional upon submission of evidence that, reciprocally, a creditor whose claim is payable in Argentina may be allowed and paid pari passu in bankruptcy proceedings commenced in the country where the claim of the former is payable, provided that if such Covered Guarantor also is declared bankrupt outside Argentina, the creditors who belong to the foreign bankruptcy will be entitled to claim only on the balance of assets in Argentina left over once all the creditors in the Argentina bankruptcy proceeding have been paid off.

(f) Any transaction entered into or performed by the parties to the Note Documents, within the suspicion period (which can comprise up to two years preceding the date of the bankruptcy declaration) is subject to the provisions of Sections 118 and 119 of the Argentine Bankruptcy Law. Section 118 of the Argentine Bankruptcy Law sets forth that any of the following acts performed within the suspicion period are automatically null and void upon declaration by the bankruptcy court: (i) transactions without consideration; (ii) anticipated or advance payments of debts scheduled to mature on the date of the bankruptcy or thereafter, and (iii) the granting of a mortgage (hipoteca), a pledge (prenda) or any other kind of security interest with respect to originally unsecured obligations. Section 119 of the Argentine Bankruptcy Law provides that other transactions performed within the suspicion period may be subject to review by the bankruptcy court, and therefore may be declared null and void if all of the following conditions are met: (i) the transaction is performed within the suspicion period; (ii) at the time such transaction was entered into, the creditor was aware of the insolvency of the debtor (estado de cesación de pagos), and (iii) the transaction is made in prejudice of the debtor’s creditors. Such Section establishes that in order to allow the creditors to obtain the review of the act and the eventual nullification thereof the following conditions must also be met: (i) the court appointed trustee for the bankruptcy proceeding must file the nullification petition before the court; (ii) the nullification petition shall be substantiated, and (iii) the filing of the nullification petition shall be authorized by a simple majority of unsecured creditors (computed on the basis of outstanding principal) admitted by the court in the bankruptcy proceeding.

(g) Court costs, including (without limitation) filings fees and deposits to secure judgments, and the payment of stamp taxes may be required by the competent authorities in Argentina in case a foreign judgment has effects in Argentina, upon, for instance, re-litigation, enforcement or registration of such judgment in Argentina.

(h) The ability of each Covered Guarantor to perform obligations payable in non-Argentine currency (and the ability of any person to remit out of Argentina the proceeds of any judgment award in non-Argentine currency issued by a court in Argentina) is subject to the exchange regulations which are in effect at the time of payment (or such remittance) such as Communications of the Argentine Central Bank, as amended and supplemented from time to time, Laws, Decrees or applicable regulations that require prior authorization from the Argentine Central Bank or other legal requirements to make certain transfers of funds abroad. We hereby advise you that there are exchange control restrictions in place as of the date hereof that may limit or otherwise affect any such payments or remittance.

(i) The enforcement of foreign judgments will be recognized by the Argentine Courts, provided that the requirements of Article 517 of the Civil and Commercial Procedure Code (approved by Law No. 17,454 as amended by Law No. 22,434) are met. Such requirements are: (a) the judgment, which must be final in the jurisdiction where rendered, was issued by a court of competent jurisdiction in accordance with Argentine laws regarding conflict of laws and jurisdiction and resulted from (i) a personal action or (ii) an in rem action with respect to property which was transferred to Argentina during or after the prosecution of the foreign action; (b) the defendant against whom enforcement of the judgment is sought was personally served with the summons, and in accordance with due process of law, was given an opportunity to defend against any foreign action; (c) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law; (d) the judgment does not violate the principles of public policy of Argentine law; and (e) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court.

(j) There is doubt as to whether the courts of Argentina will enforce in all respects and in a timely manner against any of the Covered Guarantors, or any of its directors or officers, judgments obtained in United States courts predicated solely upon the civil liability provisions of the federal securities laws of the United States or enforce liabilities against any of the Covered Guarantors or such persons in original actions brought in Argentine courts predicated solely upon the federal securities laws of the United States.

(k) A translation of the Note Documents into Spanish by a sworn translator is required for enforcement thereof in the Republic of Argentina, and pursuant to Law No. 24,573 and its regulatory Decree No. 91/98, certain obligatory mediation procedures need to have been exhausted prior to the initiation of lawsuits in Argentina, with the exception, among others, of bankruptcy and executory proceedings, which executory proceedings include the enforcement of foreign judgments and in which case mediation procedures remain optional for the plaintiff.

We are licensed to practice law in Argentina and in rendering this opinion we do not express any opinion as to any matters governed by or involving conclusions under any law other than the laws of Argentina and its political subdivisions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is filed as Exhibit 5.2 to the Registration Statement.

Very truly yours,

PÉREZ ALATI, GRONDONA, BENITES
ARNTSEN & MARTÍNEZ DE HOZ (h)

/s/ P. Eugenio Aramburu
P. Eugenio Aramburu